CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1)
Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C	$1,000,000,000	$136,400

(1)	Calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-178262

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 5, 2012)

General Electric Capital Corporation

10,000 Shares of Fixed-to-Floating Rate Non-Cumulative
Perpetual Preferred Stock, Series C

We are offering 10,000 of our shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $100,000 per share (the “Preferred Stock”).

We will pay, to the extent of lawfully available funds, dividends on the Preferred Stock, when, as and if declared by our board of directors (or a duly authorized committee thereof) from the date of issuance to, but excluding, June 15, 2023 at a rate of 5.25% per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2013. From and including June 15, 2023, we will pay dividends, to the extent of lawfully available funds, when, as and if declared by our board of directors (or a duly authorized committee thereof) at a floating rate equal to three-month LIBOR plus a spread of 2.967% per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year beginning on September 15, 2023.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee thereof) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof) declares a dividend for any future dividend period on the Preferred Stock or any other series of our preferred stock or on our common stock, or upon a redemption in whole or in part of the Preferred Stock.

We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2023 at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends to, but not including, the redemption date, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined herein), at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends to, but not including, the redemption date. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve Board and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve Board applicable to the redemption by us of the Preferred Stock.

The Preferred Stock will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

The Preferred Stock will not have any voting rights, except as set forth under “Description of the Preferred Stock—Voting Rights” on page S-19.

The Preferred Stock is not a deposit or other obligation of a bank nor is it insured by the Federal Deposit Insurance Corporation or any other government agency.

For a discussion of certain risks that you should consider in connection with an investment in the Preferred Stock, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and all subsequent filings under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the additional risk factors contained in this prospectus supplement beginning on page S-8.

	Per Share	Total
Public Offering Price	$100,000	$1,000,000,000
Underwriting Discounts and Commissions	$1,000	$10,000,000
Proceeds (before expenses)	$99,000	$990,000,000

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Preferred Stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Preferred Stock to purchasers in book-entry form through the facilities of The Depository Trust Company and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, a société anonyme (“Clearstream”) on or about June 3, 2013.

Joint Book-Running Managers

Barclays        BofA Merrill Lynch        Citigroup        Goldman, Sachs & Co.        J.P. Morgan        Morgan Stanley

Prospectus Supplement dated May 29, 2013

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering, together with additional information described under the heading “Where You Can Find More Information on GECC” in the accompanying prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “GECC,” “we,” “us,” “our” or similar references mean General Electric Capital Corporation.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

We have not authorized anyone to provide any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus relating to this offering and in the documents incorporated by reference herein and therein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are offering to sell the Preferred Stock only in places where sales are permitted. We are not, and the underwriters are not, making an offer to sell the Preferred Stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference herein or in the accompanying prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. None of this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the Preferred Stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference into this prospectus supplement contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•	current economic and financial conditions, including volatility in interest and exchange rates, equity prices and the value of financial assets;

•	potential market disruptions or other impacts arising in the United States or Europe from developments in sovereign debt situations;

•	the impact of conditions in the financial and credit markets on the availability and cost of our funding and on our ability to reduce our asset levels as planned;

•	the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults;

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•	changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan);

•	pending and future mortgage securitization claims and litigation in connection with WMC, which may affect our estimates of liability, including possible loss estimates;

•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

•	our ability to pay dividends to our parent, General Electric Company (“GE”), at the planned level;

•	the level of demand and financial performance of the major industries GE serves, including, without limitation, air transportation, energy generation, real estate and healthcare;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation;

•	our success in completing announced transactions and integrating acquired businesses;

•	the impact of potential information technology or data security breaches; and

•	numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature.

These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Accordingly, we caution you against relying on forward-looking statements. We do not undertake to update our forward-looking statements.

We provide greater detail regarding some of these factors in our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC and available on the SEC’s website at www.sec.gov, including the “Risk Factors” section of that report, as such discussions may be amended or supplemented in other reports filed by us with the SEC and elsewhere in this prospectus supplement and the accompanying prospectus. Our forward-looking statements may also be subject to other risks and uncertainties, including those discussed elsewhere in this prospectus supplement and the accompanying prospectus or in our other filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION ON GECC

GECC files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that we filed with the SEC on February 26, 2013;

•	The Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 that we filed with the SEC on May 8, 2013; and

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•	The Current Reports on Form 8-K that we filed with the SEC on January 18, 2013, April 19, 2013 and May 20, 2013.

You may request a copy of these filings (excluding certain exhibits to the documents) at no cost. Requests should be directed to David P. Russell, Executive Counsel, Corporate and Securities, and Assistant Secretary, General Electric Capital Corporation, 3135 Eastern Turnpike, Fairfield, Connecticut 06828, Telephone No. (203) 373-2465.

S-iv

SUMMARY

The following information about this offering summarizes, and should be read in conjunction with, the information contained in this prospectus supplement and in the accompanying prospectus, and the documents incorporated herein and therein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in the Preferred Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Preferred Stock is appropriate for you.

About General Electric Capital Corporation

General Electric Capital Corporation was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. As of March 31, 2013, all of our outstanding common stock was owned by GE. Financing and services offered by GECC are diversified, a significant change from the original business of GECC, which was financing distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by GECC.

GECC operates in five segments: Commercial Lending and Leasing, Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services. These operations are subject to a variety of regulations in their respective jurisdictions. Our operations are located in North America, South America, Europe, Australia and Asia.

GECC’s principal executive offices are located at 901 Main Avenue, Norwalk, Connecticut 06851-1168, and its telephone number is 203-840-6300.

THE OFFERING

The following description contains basic information about the Preferred Stock and this offering. This description is not complete and does not contain all of the information that you should consider before investing in the Preferred Stock. For a more complete understanding of the Preferred Stock, you should read “Description of the Preferred Stock” in this prospectus supplement as well as “Description of the Preferred Stock” in the accompanying prospectus. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Issuer	General Electric Capital Corporation

Securities Offered	10,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $100,000 per share of GECC.

We reserve the right to re-open this series of preferred stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time. The additional shares would be the same series as the Preferred Stock.

Dividends

We will pay, to the extent of lawfully available funds, dividends based on the liquidation preference of the Preferred Stock, when, as and if declared by our board of directors (or a duly authorized committee thereof) from the date of issuance to, but excluding June 15, 2023 (the “Fixed Rate Period”) at a rate of 5.25% per annum, payable semi-annually, in arrears. From and including June 15, 2023 (the “Floating Rate Period”), we will pay, to the extent of lawfully available funds, dividends based on the liquidation preference of the Preferred Stock, when, as and if declared by our board of directors (or a duly authorized committee thereof) at a floating rate equal to three-month LIBOR plus a spread of 2.967% per annum, payable quarterly, in arrears (each such rate, a “dividend rate”). See also “Dividend Payment Dates” on page S-4.

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee thereof) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof) declares a dividend for any future dividend period on the Preferred Stock or any series of our preferred stock or common stock, or upon a redemption in whole or in part of the Preferred Stock.

References to the “accrual” (or similar terms) of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

While the Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:

	•	a dividend payable solely in junior stock, or

	•	any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan;

•

no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

	•	as a result of a reclassification of junior stock for or into other junior stock,

	•	the exchange or conversion of one share of junior stock for or into another share of junior stock,

	•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock,

•

purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or

	•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

•	no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:

	•	pursuant to offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock,

	•	by conversion into or exchange for junior stock,

	•	as a result of a reclassification of parity stock for or into other parity stock,

	•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock,

•

purchases, redemptions or other acquisitions of shares of the parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or

	•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

When dividends are not paid in full upon the shares of the Preferred Stock and any parity stock (including our Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and our Fixed-to-Floating Rate Non- Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”)), all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on the Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on the Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock.

Dividend Payment Dates

When, as and if declared by our board of directors (or a duly authorized committee thereof), dividends will be payable on the Preferred Stock on the following dates (each such date, a “dividend payment date”): during the Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2013 and ending on June 15, 2023; and during the Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2023. In the event that any dividend payment date during the Fixed Rate Period on which dividends would otherwise be payable is not a Business Day (as defined herein), the dividend payment date will be postponed to the next day that is a Business Day without any adjustment to the dividend amount. In the event that any dividend payment date during the Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to, but excluding, the date dividends are paid. However, if the postponement would cause the dividend payment date to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. Dividends payable on the Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year.

Redemption

The Preferred Stock is perpetual and has no maturity date. We may redeem the Preferred Stock at our option, (i) in whole or in part, from time to time, on any dividend payment date on or after June 15, 2023 at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends to but not including the redemption date, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event (as defined herein), at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends to but not including the redemption date.

A “Regulatory Capital Treatment Event” means the good faith determination by GECC that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed amendment to, or change in, those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, such that, in any such case, there is more than an insubstantial risk that (a) the full liquidation preference of the shares of Preferred Stock outstanding from time to time would not qualify as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve Board (the “FRB”) (or other appropriate successor federal banking agency), as in effect from time to time, or (b) GECC would not be able to utilize the full liquidation value of the shares of Preferred Stock then outstanding in satisfaction of capital adequacy requirements of the FRB (or other appropriate successor federal banking agency) to which GECC is subject, in either case, for as long as any share of Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date.

Redemption of the Preferred Stock is subject to our receipt of any required prior approval from the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to the redemption by GECC of the Preferred Stock.

In no event will the holders of Preferred Stock have the right to require the redemption or purchase by GECC of the Preferred Stock.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the Corporation available for distribution to stockholders before we make any distribution of assets to the holders of our junior stock. Distributions will be made only to the extent of GECC’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

Voting Rights

None, except as required by law or expressly set forth in the certificate of designations. The certificate of designations shall provide a vote to holders of the Preferred Stock with respect to the right to elect certain directors in the case of certain dividend non- payments. See “Description of the Preferred Stock—Voting Rights” below.

Ranking

Shares of the Preferred Stock will rank senior to our common stock and pari passu with the Series A Preferred Stock, the Series B Preferred Stock and any other series of our preferred stock and any other class or series of our capital stock we may issue which by its terms does not expressly provide that it ranks junior to the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GECC. The terms of the Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. As a result, absent an amendment to our Restated Certificate of Incorporation which, under the Delaware General Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of the Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon (including the Series A Preferred Stock and the Series B Preferred Stock), we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. See “Description of the Preferred Stock—General.” We will generally be able to pay dividends and distributions only out of lawfully available funds for such payment and to pay distributions upon liquidation, dissolution and winding up only after satisfaction of all claims for indebtedness and other non-equity claims. As of

Ranking	the date of this prospectus supplement, we have 22,500 shares of Series A Preferred Stock and 17,500 shares of the Series B Preferred Stock outstanding.

No Maturity

The Preferred Stock is perpetual and does not have a maturity date, and we are not required to redeem the Preferred Stock. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it (which redemption is subject to any required prior approval of the FRB).

Preemptive and Conversion Rights	None.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock, see “U.S. Federal Income Tax Consequences” in this prospectus supplement.

Use of Proceeds

We estimate that the net proceeds of this offering will be approximately $990,000,000 after deducting underwriting commissions but before offering expenses. We expect to use the net proceeds from the sale of the Preferred Stock offered hereby for general corporate purposes.

Risk Factors

Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Preferred Stock.

Transfer Agent, Registrar & Dividend Disbursing Agent	Computershare Shareowner Services

Calculation Agent	The Bank of New York Mellon

RISK FACTORS

Your investment in the Preferred Stock involves risks. This prospectus supplement does not describe all of those risks. Before purchasing any of our shares of Preferred Stock, you should carefully consider the following risk factors, which are specific to the Preferred Stock being offered, as well as the risks and other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, as such discussion may be amended or updated in other reports filed by us with the SEC.

The Preferred Stock is equity and is subordinate to our existing and future indebtedness and may be junior in rights and preferences to future preferred stock.

The shares of Preferred Stock are equity interests in GECC and do not constitute indebtedness. The shares of Preferred Stock will rank junior to all indebtedness and other non-equity claims on GECC with respect to assets available to satisfy claims on GECC, including in a liquidation of GECC. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends are payable only when, as and if declared by our board of directors (or a duly authorized committee thereof), (2) dividends do not cumulate if they are not declared and (3) as a corporation, we are subject to restrictions on payments of dividends and redemption price out of lawfully available funds. Also, GECC’s ability to declare and pay dividends and redeem the Preferred Stock may be dependent on certain federal regulatory considerations. In particular, while the impact of many of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) is not yet known, a number of its provisions, such as certain mandated capital requirements, together with new capital standards under the “Basel III” initiatives of the Basel Committee on Banking Supervision, may impose on GECC the requirement to maintain more and higher quality capital than has historically been the case. Such provisions could adversely affect our ability to pay dividends or may result in additional limitations on our ability to pay dividends, redeem the Preferred Stock or make other distributions of capital. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of the Preferred Stock—Voting Rights.”

The terms of the Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. As a result, absent an amendment to our Restated Certificate of Incorporation which, under the Delaware General Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of the Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon, we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. If such an amendment is approved, we may issue preferred stock ranking senior to the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GECC. The Preferred Stock would be junior to such senior preferred stock. The terms of any future preferred stock expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the Preferred Stock have been declared and paid or set aside for payment, no dividends will be declared or paid and no distribution will be made on any shares of the Preferred Stock, and no shares of the Preferred Stock will be permitted to be purchased, redeemed or otherwise acquired by GECC, directly or indirectly, for consideration. This could result in dividends on the Preferred Stock not being paid to you.

Further, except as described above, we are not restricted from issuing additional shares of our preferred stock, including in each case additional shares of Preferred Stock, during the life of the Preferred Stock. If we issue such additional securities, it may materially and adversely affect the price of the Preferred Stock.

Investors should not expect GECC to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. This means that the Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. The Preferred Stock may be redeemed by us at our option, (i) either in whole or in part, on any dividend payment date on or after June 15, 2023, or (ii) in whole but not in part, at any time within 90 days following a Regulatory Capital Treatment Event. In addition to any limitations set forth under Delaware law, our right to redeem the Preferred Stock is subject to two important limitations discussed in more detail below. First, any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to redemption by GECC of the Preferred Stock. We cannot assure you that the FRB will approve any redemption of the Preferred Stock that we may propose. Second, our right to redeem may be limited by any replacement capital covenants that we may enter into in the future with respect to the Preferred Stock, as discussed below.

Our right to redeem the Preferred Stock is subject to certain limitations, including any required prior approval of the FRB and any future replacement capital covenants.

Our right to redeem the Preferred Stock is subject to any limitations established by the FRB. Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to redemption by GECC of the Preferred Stock. We cannot assure you that the FRB will concur with or approve any redemption of the Preferred Stock that we may propose.

In addition, in the future we may enter into a replacement capital covenant with respect to the Preferred Stock that may limit our right to redeem the Preferred Stock. We have previously covenanted for the benefit of holders of a designated series of our indebtedness that ranks senior to the Preferred Stock not to redeem or purchase, or cause our subsidiaries to redeem or purchase, certain of our outstanding subordinated indebtedness during certain specified periods unless we have received proceeds from the sale of eligible replacement capital securities. If we were to use the proceeds of the sale of the Preferred Stock as replacement capital securities, we may enter into a new replacement capital covenant with respect to the Preferred Stock or otherwise make representations to the effect that we will receive proceeds from the sale of qualifying replacement capital securities prior to redeeming the Preferred Stock during a specified period. As such, there could be circumstances in which it would be in the interest of both you and GECC that some or all of the Preferred Stock be redeemed and in which sufficient cash is available for that purpose, but we would be restricted from doing so because we were not able to obtain proceeds from the sale of replacement capital securities.

Dividends on the Preferred Stock are discretionary, non-cumulative and subject to FRB limitations.

Dividends on the Preferred Stock are discretionary and will not be cumulative. If our board of directors (or a duly authorized committee thereof) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof) declares a dividend for any future dividend period on the Preferred Stock or any other series of our preferred stock or on our common stock.

Furthermore, the FRB, in its expectation that we act as a source of financial strength to our subsidiaries that take deposits that are insured by the Federal Deposit Insurance Corporation, will require us to inform and consult with the FRB before paying dividends that could raise safety and soundness concerns. As expected, the U.S. Financial Stability Oversight Council recently notified us that we are under consideration for a proposed determination as a nonbank systemically important financial institution under the Dodd-Frank Act. While not final, such a determination would subject us to proposed enhanced supervisory standards.

If we are deferring payments on our outstanding junior subordinated debt securities or if we are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to the Preferred Stock, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest as permitted thereunder.

Without notice to, or consent from, the holders of the Preferred Stock, we may also issue additional series of junior subordinated debt securities or other securities in the future with terms similar to our existing junior debt securities or that otherwise restrict our making of distributions on or redeeming of the Preferred Stock. The terms of the existing and any future securities could result in dividends on the Preferred Stock not being paid to you.

Additionally, when dividends are not paid in full upon the shares of the Preferred Stock and any parity stock (including the Series A Preferred Stock and the Series B Preferred Stock), all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on the Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on the Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Preferred Stock.

Holders of the Preferred Stock will have limited voting rights.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders will have limited voting rights in the event of non-payments of dividends under certain circumstances and as otherwise required by law, as described under “Description of the Preferred Stock—Voting Rights.”

General market conditions and unpredictable factors could adversely affect market prices for the Preferred Stock.

There can be no assurance about the market prices for the Preferred Stock. Several factors, many of which are beyond our control, will influence the market prices of the Preferred Stock. Factors that might influence the market prices of the Preferred Stock include:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our creditworthiness;

•	operating results that vary from the expectations of securities analysts and investors;

•	the financial performance of the major industries which we serve;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	a downgrade, suspension or withdrawal of any rating assigned to us by a rating agency;

•	interest rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the Preferred Stock that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their cost.

We cannot assure you that a liquid trading market for the Preferred Stock will develop.

The shares of the Preferred Stock are a new issue of securities with no established trading market. We do not intend to list the shares of the Preferred Stock on any stock exchange or make available on any national quotation system. The underwriters have advised us that they intend to make a market in the Preferred Stock. However, they are not obligated to do so and may discontinue any market making in the Preferred Stock at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Preferred Stock will develop, that you will be able to sell the Preferred Stock at a particular time or that the price you receive when you sell will be favorable. Because the Preferred Stock does not have a stated maturity date, investors seeking liquidity in the Preferred Stock will be limited to selling their Preferred Stock in the secondary market.

The distributions we pay on the Preferred Stock may not qualify as dividends for U.S. federal income tax purposes, which could adversely affect the U.S. federal income tax consequences to you of owning the Preferred Stock.

For U.S. federal income tax purposes, a distribution that we pay on a share of Preferred Stock will be treated as a dividend only to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes (which we refer to as “Tax E&P”).

While GECC and its subsidiaries on a consolidated basis had substantial historical undistributed GAAP earnings as of the end of 2012, GECC had no accumulated Tax E&P as of the end of 2012. Furthermore, our ability to generate Tax E&P in 2013 or any future year is subject to a number of variables that are uncertain and difficult to predict. Accordingly, we anticipate there could be years in which we do not have Tax E&P. Therefore, you should not purchase the Preferred Stock with the expectation that distributions we pay on the Preferred Stock will be treated as dividends for U.S. federal income tax purposes.

To the extent that our Tax E&P is insufficient and distributions we pay on a share of Preferred Stock are not treated as dividends for U.S. federal income tax purposes, if you are a domestic corporation, you will not be entitled to claim a “dividends-received” deduction, which generally applies to dividends received from other domestic corporations. In addition, if all or any portion of a distribution that you receive on a share of Preferred Stock is not treated as a dividend for U.S. federal income tax purposes, you (whether or not a domestic corporation) will be required (i) to reduce your tax basis in that share, but not below zero, to the extent that the distribution is not treated as a dividend for U.S. federal income tax purposes, and, on a subsequent taxable disposition of your share, you will recognize a greater amount of gain (or a lower amount of loss) than you otherwise would have recognized if the distribution had been treated entirely as a dividend for U.S. federal income tax purposes or (ii) once your tax basis is reduced to zero, recognize gain immediately, which gain, in either case, may be subject to tax at a higher rate than applies to dividends. In the case of a domestic corporation, any such gain will effectively be taxed at the full ordinary tax rate (instead of the lower effective rate applicable to dividend income by reason of the dividends-received deduction).

In addition, we may not be able to determine whether we had current or accumulated Tax E&P with respect to distributions paid on shares of Preferred Stock in a particular calendar year until after the date on which reporting agents are required to send IRS Forms 1099-DIV (“Dividends and Distributions”) with respect to those distributions. In such a circumstance, we expect that, under applicable Treasury regulations, reporting agents will initially report those distributions as dividends for U.S. federal income tax purposes on IRS Forms 1099-DIV. If we later determine that the distributions did not, in fact, constitute dividends for U.S. federal income tax, you may receive a corrected IRS Form 1099-DIV and you may therefore need to file an amended federal, state or local income tax return.

See “U.S. Federal Income Tax Consequences” for a more detailed description of the material U.S. federal income tax consequences of the ownership and disposition of shares of Preferred Stock.

CONSOLIDATED RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below sets forth GECC’s consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented.

	Three Months Ended March 31	Year Ended December 31
		2012	2011(2)	2010(2)	2009(2)	2008(2)
2013
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.81x	1.62x	1.51x	1.12x	0.82x	1.23x

(1)

“Earnings” is calculated as Earnings (loss) before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees, plus interest included in expense, including on tax deficiencies, and one third of rental expense, which GECC considers to be representative of the interest factor of rental expense. “Fixed Charges and Preferred Stock Dividends” are calculated as interest included in expense, interest capitalized, one third of rental expense, which GECC considers to be representative of the interest factor of rental expense, and pre-tax preferred stock dividends.

(2)

The ratio of earnings to fixed charges and preferred stock dividends for the years ended December 31, 2011, 2010, 2009 and 2008, respectively, do not reflect the February 22, 2012 merger of GECS with and into GECC.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $990,000,000 after deducting underwriting commissions but before offering expenses. We expect to use the net proceeds from the sale of the Preferred Stock offered hereby for general corporate purposes.

DESCRIPTION OF THE PREFERRED STOCK

The following description of the terms of the Preferred Stock supersedes the description of the terms of the Preferred Stock contained in the accompanying prospectus.

General

Our authorized capital stock includes 750,000 shares of preferred stock, par value $0.01 per share, as reflected in our Restated Certificate of Incorporation. Our board of directors (or a duly authorized committee thereof) is authorized without further stockholder action to cause the issuance of shares of preferred stock, including the Preferred Stock. Any additional preferred stock may be issued from time to time in one or more series, each with powers, rights, preferences, qualifications, limitations, restrictions, dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights and other rights as our board (or a duly authorized committee thereof) may determine at the time of issuance.

As of the date of this prospectus supplement we have 22,500 shares of Series A Preferred Stock and 17,500 shares of Series B Preferred Stock oustanding.

The Preferred Stock is a single series of our authorized preferred stock. We are offering 10,000 shares of the Preferred Stock in the aggregate by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the Preferred Stock, will be fully paid and nonassessable.

Transfers of the Preferred Stock must be of at least one whole share or any greater number of whole shares ($100,000 aggregate liquidation preference per share increments). We will not issue fractional shares of Preferred Stock.

Shares of the Preferred Stock will rank senior to our common stock and pari passu with our Series A Preferred Stock, our Series B Preferred Stock and any other series of our preferred stock and any other class or series of our capital stock we may issue which by its terms does not expressly provide that it ranks junior to the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GECC. The terms of the Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. As a result, absent an amendment to our Restated Certificate of Incorporation which, under the Delaware General Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of the Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon (including the Series A Preferred Stock and the Series B Preferred Stock), we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GECC. In addition, we will generally be able to pay dividends only out of lawfully available funds for such payment and distributions upon liquidation, dissolution or winding up only after satisfaction of all claims for indebtedness and other non-equity claims.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of GECC. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of GECC to redeem or purchase the Preferred Stock. The holders of shares of the Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock.

The authorized number of shares of the Preferred Stock initially is 10,000. Such number of shares may be increased or decreased by resolution of the board of directors (or a duly authorized committee thereof), without the vote or consent of the holders of the Preferred Stock.

We reserve the right to re-open this series and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time. The additional shares would be the same series as the Preferred Stock offered by this prospectus supplement. In the event that we issue additional shares of the Preferred Stock after the original issue date, any dividends on such additional shares will accrue from the issue date of such additional shares.

Dividends

Dividends on the Preferred Stock will not be cumulative and will not be mandatory. If our board of directors (or a duly authorized committee thereof) does not declare a dividend on the Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our board of directors (or a duly authorized committee thereof) declares a dividend for any future dividend period on the Preferred Stock or any other series of our preferred stock or on our common stock. Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee thereof), out of assets legally available for the payment of dividends, non- cumulative cash dividends based on the liquidation preference of the Preferred Stock at a rate equal to (1) 5.25% per annum for each semi-annual dividend period from the original issue date of the Preferred Stock to, but excluding, June 15, 2023 (the “Fixed Rate Period”), and (2) three-month LIBOR plus a spread of 2.967% per annum, for each quarterly dividend period from June 15, 2023 to, but not including, the redemption date of the Preferred Stock, if any (the “Floating Rate Period”).

References to the “accrual” (or similar terms) of dividends in this prospectus supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

The FRB, in its expectation that we act as a source of financial strength to our subsidiaries that take deposits that are insured by the Federal Deposit Insurance Corporation, has reiterated the requirement to inform and consult with the FRB before paying dividends that could raise safety and soundness concerns. As expected, the U.S. Financial Stability Oversight Council recently notified us that we are under consideration for a proposed determination as a nonbank systemically important financial institution under the Dodd-Frank Act. While not final, such a determination would subject us to proposed enhanced supervisory standards.

When, as and if declared by our board of directors (or a duly authorized committee thereof), dividends will be payable on the Preferred Stock on the following dates (each such date, referred to as a dividend payment date): during the Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2013 and ending on June 15, 2023; and during the Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2023. In the event that any dividend payment date during the Fixed Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day, without any adjustment to the dividend amount. In the event that any dividend payment date during the Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to, but excluding, the date dividends are paid. However, if the postponement would cause the dividend payment date to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. A “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

Dividends will be payable to holders of record of the Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable payment date, as shall be fixed by our board of directors (or a duly authorized committee thereof).

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date (without giving effect during the Fixed Rate Period to any adjustment of the dividend payment date because any such date is not a Business Day), except that the initial dividend period during the Fixed Rate Period will commence on and include the original issue date of the Preferred Stock. Dividends payable on the Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for the Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the redemption (which would include a default in the payment of the redemption price) of the shares of the Preferred Stock called for redemption.

The dividend rate for each dividend period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add the spread of 2.967% per annum to the three-month LIBOR as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on you, the transfer agent and us. The calculation agent will notify us of each determination of the dividend rate and will make the dividend rate available to any stockholder upon request. A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent at such time. We may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The calculation agent may be a person or entity affiliated with us.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks (which may include affiliates of the underwriters of the Preferred Stock) in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent, after consultation with us, will select three major banks (which may include affiliates of the underwriters of the Preferred Stock) in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

While the Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or

(ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan), (2) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) and (3) no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to offers to purchase all, or a pro rata portion, of the Preferred Stock and such parity stock, (ii) by conversion into or exchange for junior stock, (iii) as a result of a reclassification of parity stock for or into other parity stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases, redemptions or other acquisitions of shares of the parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

For the avoidance of doubt, nothing in the foregoing paragraph shall limit us from taking any of the actions set forth in that paragraph after the original issue date of the Preferred Stock and prior to the first dividend payment date on the Preferred Stock.

When dividends are not paid in full upon the shares of the Preferred Stock and any parity stock (including the Series A Preferred Stock and the Series B Preferred Stock), all dividends declared upon shares of the Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on the Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on the Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of stock of GECC now or hereafter authorized over which the Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GECC.

As used in this prospectus supplement, “parity stock” means any other class or series of stock of GECC that ranks on a parity with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of GECC. Parity stock includes the Series A Preferred Stock and the Series B Preferred Stock.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our board of directors (or a duly authorized committee thereof), may be declared and paid on our junior stock and our parity stock from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Preferred Stock is perpetual and has no maturity date. The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.

Optional Redemption. We may redeem, out of lawfully available funds, the Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2023, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. In no event will the holders of the Preferred Stock have the right to require the redemption or purchase by GECC of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event. We, at our option, may redeem at any time within 90 days following a Regulatory Capital Treatment Event, all (but not less than all) of the shares of Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Preferred Stock called for redemption up to but not including the redemption date. A “Regulatory Capital Treatment Event” means the good faith determination by GECC that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed amendment to, or change in, those laws or regulations that is announced after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Preferred Stock, such that, in any such case, there is more than an insubstantial risk that the (a) full liquidation preference of the shares of Preferred Stock outstanding from time to time would not qualify as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the FRB (or other appropriate successor federal banking agency), as in effect from time to time, or (b) GECC would not be able to utilize the full liquidation value of the shares of Preferred Stock then outstanding in satisfaction of capital adequacy requirements of the FRB (or other appropriate successor federal banking agency) to which GECC is subject, in either case, for as long as any share of Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date.

Any redemption or purchase of the Preferred Stock by us is subject to our receipt of any required prior approval from the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to redemption or purchase by GECC of the Preferred Stock. See “Risk Factors—Our right to redeem the Preferred Stock is subject to certain limitations, including any required prior approval of the FRB and any future replacement capital covenants” in this prospectus supplement.

Redemption Procedures. If shares of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of the Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of the Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of the Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us for the benefit of the holders of any shares of the Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends without accumulation of any undeclared dividends.

In case of any redemption of only part of the shares of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable. Subject to the provisions hereof, our board of directors (or a duly authorized committee thereof) shall have full power and authority to prescribe the terms and conditions upon which shares of the Preferred Stock shall be redeemed from time to time.

The holders of the Preferred Stock do not have the right to require the redemption or purchase by GECC of the Preferred Stock.

We may purchase and sell the Preferred Stock from time to time to such extent, in such manner, and upon such terms as our board of directors (or a duly authorized committee thereof) may determine.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the business and affairs of GECC, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the Corporation available for distribution to stockholders before we make any distribution of assets to the holders of our junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to the Preferred Stock and any other shares of our stock ranking equally as to such distribution. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock, the amounts paid to the holders of the Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of the Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of GECC according to their respective rights and preferences.

The merger or consolidation by us with any other entity, including a merger or consolidation in which holders of the Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property will not constitute a liquidation, dissolution or winding up of our business and affairs.

Our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below or as expressly required by law, the holders of shares of Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and will not be entitled to call a meeting of such holders for any purpose, nor will they be entitled to participate in any meeting of the holders of our common stock.

Right to Elect Two Directors upon Nonpayment. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Preferred Stock or any other series of preferred stock upon which equivalent voting rights have been conferred for three semi-annual or six quarterly dividend periods, whether or not consecutive, the number of directors shall automatically be increased by two at our first annual meeting of the stockholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of shares of Preferred Stock and all series of other preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding shares of Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of Preferred Stock and such other series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly dividend periods, whether or not consecutive, as described above.

Holders of the Preferred Stock, together with holders of shares of other preferred stock entitled to elect directors, voting together as a class, may remove and replace (without cause) either of the directors they elected. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

Under applicable FRB guidance, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, under certain circumstances that series would then be deemed a “class of voting securities” and a holder of 25% or more of such series (or any holder if it is determined by the FRB that such holder otherwise exercises a “controlling influence” over GECC) would then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act. In addition, when the series is deemed a class of voting securities, any other savings and loan holding company and any bank holding company would be required to obtain the prior approval of the FRB to acquire more than 5% of that series, and any person or entity other than a savings and loan holding company or a bank holding company would be required to file a prior notice with the FRB to acquire 10% or more of that series.

Voting rights under applicable law. Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our Restated Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; provided, however, the terms of the Preferred Stock provide that the granting of additional voting rights to holders of the Preferred Stock shall be deemed to not adversely affect the powers, preferences or special rights of the holders of shares of the Preferred Stock and shall be permitted without the consent or vote of any such holders. If any proposed amendment to the Restated Certificate of Incorporation would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but shall not so affect the entire class of preferred stock, then only the shares of the series of preferred stock so affected by the amendment shall have a right to vote as a separate class.

Each share of the Preferred Stock will have one vote whenever it is entitled to voting rights.

If we redeem or call for redemption all of the outstanding shares of the Preferred Stock and irrevocably deposit in trust sufficient funds to effect such redemption, the shares of the Preferred Stock will not be deemed outstanding for the purpose of voting and the above voting provisions will not apply.

Preferred Stock Currently Outstanding

As of the date of this prospectus supplement, and as described further below, we have two outstanding series of preferred stock.

Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

On June 12, 2012, we issued 22,500 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, with a liquidation preference of $100,000 per share (the “Series A Preferred Stock”), all of which are currently outstanding.

Ranking. The Series A Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock (including the Series B Preferred Stock and the Preferred Stock) and any other class or series of capital stock we may issue which by its terms does not expressly provide that it ranks junior to the Series A Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GECC.

Dividends. Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee thereof), out of assets legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock at a rate equal to (1) 7.125% per annum for each semi-annual dividend period from the original issue date of the Series A Preferred Stock to, but excluding, June 15, 2022 and (2) three-month LIBOR plus a spread of 5.296% per annum, for each quarterly dividend period from June 15, 2022 to, but not including, the redemption date of the Series A Preferred Stock, if any. Dividends on the Series A Preferred Stock are neither mandatory nor cumulative.

Subject to certain exceptions which are the same as those applicable to the Series B Preferred Stock and the Preferred Stock, while the Series A Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, (2) no shares of junior stock will be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly and (3) no shares of parity stock will be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly.

When, as and if declared by our board of directors (or a duly authorized committee thereof), dividends will be payable on the Series A Preferred Stock on the following dates (each such date, referred to as a dividend payment date): during the Fixed Rate Period, dividends will be payable semi- annually, in arrears, on June 15 and December 15 of each year and ending on June 15, 2022; and during the Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year.

Redemption. We may redeem, out of lawfully available funds, the Series A Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. In no event will the holders of the Series A Preferred Stock have the right to require the redemption or purchase by GECC of the Series A Preferred Stock.

Additionally, we, at our option, may redeem at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the certificate of designations for the Series A Preferred Stock and which is the same as the definition of such term as is applicable to the Preferred Stock), all (but not less than all) of the shares of Series A Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Series A Preferred Stock called for redemption up to but not including the redemption date.

Any redemption or purchase of the Series A Preferred Stock by us is subject to our receipt of any required prior approval from the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to redemption or purchase by GECC of the Series A Preferred Stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the business and affairs of GECC, either voluntarily or involuntarily, holders of the Series A Preferred Stock are entitled to receive a liquidating distribution of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the Corporation available for distribution to stockholders, subject to pro ration with any other shares of our stock ranking equally as to such distribution (including the Series B Preferred Stock and the Preferred Stock), before we make any distribution of assets to the holders of our junior stock.

Voting Rights. Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of our common stock. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series A Preferred Stock or any other series of preferred stock upon which equivalent voting rights have been conferred for three semi-annual or six quarterly dividend periods, whether or not consecutive, the number of directors shall automatically be increased by two at our first annual meeting of the stockholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of shares of Series A Preferred Stock and all series of other preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding shares of Series A Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of Series A Preferred Stock and such other series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly dividend periods, whether or not consecutive, as described above.

Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B

On July 27, 2012, we issued 17,500 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share, with a liquidation preference of $100,000 per share (the “Series B Preferred Stock”), all of which are currently outstanding.

Ranking. The Series B Preferred Stock ranks senior to our common stock and pari passu with any other series of our preferred stock (including the Series A Preferred Stock and the Preferred Stock) and any other class or series of capital stock we may issue which by its terms does not expressly provide that it ranks junior to the Series B Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GECC.

Dividends. Holders of the Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors (or a duly authorized committee thereof), out of assets legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of the Series B Preferred Stock at a rate equal to (1) 6.250% per annum for each semi-annual dividend period from the original issue date of the Series B Preferred Stock to, but excluding, December 15, 2022 and (2) three-month LIBOR plus a spread of 4.704% per annum, for each quarterly dividend period from December 15, 2022 to, but not including, the redemption date of the Series B Preferred Stock, if any. Dividends on the Series B Preferred Stock are neither mandatory nor cumulative.

Subject to certain exceptions which are the same as those applicable to the Series A Preferred Stock and the Preferred Stock, while the Series B Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, (2) no shares of junior stock will be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly and (3) no shares of parity stock will be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly.

When, as and if declared by our board of directors (or a duly authorized committee thereof), dividends will be payable on the Series B Preferred Stock on the following dates (each such date, referred to as a dividend payment date): during the Fixed Rate Period, dividends will be payable semi- annually, in arrears, on June 15 and December 15 of each year and ending on December 15, 2022; and during the Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year.

Redemption. We may redeem, out of lawfully available funds, the Series B Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after December 15, 2022, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. In no event will the holders of the Series B Preferred Stock have the right to require the redemption or purchase by GECC of the Series B Preferred Stock.

Additionally, we, at our option, may redeem at any time within 90 days following a Regulatory Capital Treatment Event (as defined in the certificate of designations for the Series B Preferred Stock and which is the same as the definition of such term as is applicable to the Series A Preferred Stock and the Preferred Stock), all (but not less than all) of the shares of Series B Preferred Stock at the time outstanding, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of Series B Preferred Stock called for redemption up to but not including the redemption date.

Any redemption or purchase of the Series B Preferred Stock by us is subject to our receipt of any required prior approval from the FRB and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the FRB applicable to redemption or purchase by GECC of the Series B Preferred Stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of the business and affairs of GECC, either voluntarily or involuntarily, holders of the Series B Preferred Stock are entitled to receive a liquidating distribution of $100,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the Corporation available for distribution to stockholders, subject to pro ration with any other shares of our stock ranking equally as to such distribution (including the Series A Preferred Stock and the Preferred Stock), before we make any distribution of assets to the holders of our junior stock.

Voting Rights. Except as provided below or as expressly required by law, the holders of shares of Series B Preferred Stock have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and are not entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of our common stock. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of the Series B Preferred Stock or any other series of preferred stock upon which equivalent voting rights have been conferred for three semi-annual or six quarterly dividend periods, whether or not consecutive, the number of directors shall automatically be increased by two at our first annual meeting of the stockholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of Series B Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of shares of Series B Preferred Stock and all series of other preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding shares of Series B Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of Series B Preferred Stock and such other series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly dividend periods, whether or not consecutive, as described above.

Transfer Agent, Registrar & Dividend Disbursing Agent

Computershare Shareowner Services will be the transfer agent, registrar and dividend disbursing agent for the Preferred Stock.

Calculation Agent

The Bank of New York Mellon will be the calculation agent for the Preferred Stock.

BOOK-ENTRY ISSUANCE

The Depository Trust Company (the “DTC”) will act as securities depositary for the Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” under the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, are indirect participants (“Indirect Participants”) and also have access to the DTC system. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Preferred Stock within the DTC system, the purchase must be made by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Stock on DTC’s records. You, as the actual owner of the Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Restated Certificate of Incorporation, as amended and supplemented (including the certificate of designations designating the Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Preferred Stock will be sent to Cede & Co. If less than all of the shares of Preferred Stock are being redeemed, DTC’s current practice is to determine by lot the amount of interest of each Direct Participant to be redeemed.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions on the Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Subject to any statutory or regulatory requirements, these payments will be the responsibility of the participant and not of DTC, us or any agent of ours. We and any paying agent will be responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Initial settlement for the Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Preferred Stock. This summary deals only with Preferred Stock that is held as a capital asset by holders that purchase shares in this offering. This summary does not describe all the U.S. federal income tax consequences that may be relevant to the holder in light of its particular circumstances or to holders subject to special rules, such as:

•	dealers and certain traders in securities or currencies,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	persons holding Preferred Stock as part of a “straddle,” “hedge,” “conversion” or other risk reduction transaction,

•	U.S. expatriates or former long-term residents of the United States,

•	controlled foreign corporations and passive foreign investment companies, or

•	a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. Dollar.

In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes or the 3.8% Medicare tax on investment income.

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, all as in effect as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor concerning the tax consequences of purchasing, owning and disposing of the Preferred Stock in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the U.S. income tax consequences to a U.S. Holder. You are a “U.S. Holder” if you own the Preferred Stock and you are:

•	an individual who is a citizen or resident of the United States;

•	a U.S. domestic corporation (or other entity treated as a corporation for U.S. federal tax purposes);

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) that has a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Preferred Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Preferred Stock, you should consult your tax advisors.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders,” below.

Distributions

Distributions on the Preferred Stock that are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes (“Tax E&P”) will generally constitute dividends taxable as ordinary income. In the case of a holder of the stock other than a corporation, dividend income (provided that certain holding period and other requirements are met) is subject to a maximum tax rate of 20%.

While GECC and its subsidiaries on a consolidated basis had substantial historical undistributed GAAP earnings as of the end of 2012, GECC had no accumulated Tax E&P as of the end of 2012. Furthermore, our ability to generate Tax E&P in 2013 or any future year is subject to a number of variables that are uncertain and difficult to predict. Accordingly, we anticipate there could be years in which we do not have Tax E&P. See “Risk Factors—The distributions we pay on the Preferred Stock may not qualify as dividends for U.S. federal income tax purposes, which could adversely affect the U.S. federal income tax consequences to you of owning the Preferred Stock.”

To the extent that the amount of any distribution exceeds the recipient’s share of our Tax E&P, the excess will not constitute a dividend but will instead be treated first as a tax-free return of capital, to the extent of the holder’s adjusted basis in the holder’s stock (with a corresponding reduction in such basis), and thereafter as capital gain as described below. The capital gain recognized by a holder will generally be long-term capital gain if the holder has held the stock for more than one year. Long-term capital gain recognized by a non-corporate holder is eligible for reduced rates of taxation.

Dividends Received Deduction

Distributions paid to corporate stockholders on the Preferred Stock that are dividends for U.S. federal income tax purposes will generally be eligible for the dividends received deduction provided by section 243(a)(1) of the Code. This deduction is currently equal to 70% of the amount of any such distribution. However, the deduction is available only with respect to stock held for more than 45 days during the 91-day period beginning 45 days before the relevant ex-dividend date (or 90 days during the 181-day period beginning 90 days before the relevant ex-dividend date in the case of a dividend attributable to periods in excess of 366 days), including the date of disposition but excluding the date of acquisition. The length of time that a corporate holder is deemed to have held its stock for these purposes is reduced for periods during which the holder’s risk of loss with respect to the stock is diminished by the existence of certain options, contracts to sell, short sales or other similar transactions.

The benefit of the dividends received deduction to a corporate holder of the Preferred Stock may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of section 1059 of the Code, which require the U.S. corporate recipient to reduce its adjusted tax basis in its stock by the amount excluded from income as a result of the dividends received deduction. The excess of the excluded amount over basis would be treated as gain. A dividend would be treated as “extraordinary” if (1) it equals or exceeds 5% of the holder’s adjusted tax basis in the stock (reduced by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of the holder’s adjusted tax basis in the stock, treating all dividends having ex dividend dates within a 365-day period as one dividend.

In addition, the dividends received deduction is generally reduced or eliminated for a U.S. corporate recipient that has indebtedness “directly attributable” to its investment in its Preferred Stock. However, such indebtedness does not include indebtedness to a depository institution attributable to deposits received in the ordinary course of its business.

Redemption or Disposition

The redemption of the Preferred Stock will be a taxable event. Such redemption will be taxed in the same manner as a distribution unless the redemption (i) results in a “complete termination” of the holder’s stock interest in us (under section 302(b)(3) of the Code), (ii) results in a

“substantially disproportionate” redemption of stock with respect to the holder (under section 302(b)(2) of the Code) or (iii) is “not essentially equivalent to a dividend” with respect to the holder (under section 302(b)(1) of the Code). In determining whether the redemption is subject to tax as a distribution, the holder must take into account not only the stock the holder actually owns but also stock that the holder constructively owns within the meaning of section 318 of the Code. For this purpose, the holder is deemed to own any shares of our stock that are owned, or deemed owned, by certain related persons and entities, as well as any shares that the holder or a related person or entity has the right to acquire by exercise of an option. If a holder owns none or only an insubstantial amount of our voting stock (actually or constructively), it is likely that the redemption of the Preferred Stock would be considered “not essentially equivalent to a dividend.”

If the redemption of the Preferred Stock is not subject to tax as a distribution, the redemption will result in capital gain or loss to the holder, in an amount equal to the difference between the amount realized and the holder’s adjusted tax basis in the stock redeemed. The amount realized by a holder will be the amount of cash received in the redemption (other than cash received with respect to declared dividends).

A holder that sells or otherwise disposes of shares of the Preferred Stock in a taxable disposition will generally recognize capital gain or loss equal to the difference between the amount of cash received on such sale or other disposition and the holder’s adjusted tax basis in the shares sold or disposed of.

Long-term capital gain recognized by a non-corporate holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of dividends and proceeds of sales of the Preferred Stock to U.S. Holders that are not exempt recipients (such as corporations). Backup withholding, currently at a rate of 28%, will apply to such payments if the U.S. Holder (i) fails to provide to the payment agent a taxpayer identification number, (ii) furnishes an incorrect taxpayer identification number, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

In addition, we may not be able to determine whether we had Tax E&P with respect to distributions paid on shares of Preferred Stock in a particular calendar year until after the date on which reporting agents are required to send IRS Forms 1099-DIV to U.S. Holders and the IRS with respect to those distributions. In such a circumstance, we expect that, under applicable Treasury regulations, reporting agents will initially report those distributions as dividends for U.S. federal income tax purposes on IRS Forms 1099-DIV. If we later determine that the distributions did not, in fact, constitute dividends for U.S. federal income tax, you may receive a corrected IRS Form 1099-DIV and you may therefore need to file an amended federal, state or local income tax return. In addition, we will be required to notify the holders of the Preferred Stock if we make a distribution on the Preferred Stock in excess of our Tax E&P by either (i) delivering a copy of IRS Form 8937 (“Report of Organizational Actions Affecting Basis of Securities”), which will also be filed with the IRS, to holders of record of the Preferred Stock or (ii) posting a copy of the completed form on our website. If as we expect may be the case, a distribution is reported as a dividend because we were not able to determine whether we had Tax E&P with respect to the distribution at the time the reporting agents report the distribution, but we later determine that the distribution did not, in fact, constitute a dividend for U.S. federal income tax purposes, we will be required to deliver a copy of the IRS form or post it on our website at that time.

Non-U.S. Holders

The following is a general discussion of the U.S. federal income tax consequences to Non-U.S. Holders of their acquisition, ownership and disposition of the Preferred Stock. A “Non-U.S. Holder” is an individual, corporation, trust or estate that is a beneficial owner of the Preferred Stock, holds such stock as a capital asset and is not a U.S. Holder.

U.S. Trade or Business Income

For purposes of the discussion below, dividends on the Preferred Stock and gains on the sale, exchange or other taxable disposition of such stock will be considered “U.S. trade or business income” to a Non-U.S. Holder if such dividends or gains are:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

Generally, U.S. trade or business income is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates and the Preferred Stock will be taxed as described above under “U.S. Holders.” Moreover, U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional tax—the “branch profits tax"—at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Dividends

Dividends paid to a Non-U.S. Holder of the Preferred Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty provided the Non-U.S. Holder provides the certification described below). However, if such dividends are U.S. trade or business income, they are not subject to withholding, provided the Non-U.S. Holder provides the certification described below.

Because it will generally not be known, at the time a Non-U.S. Holder receives any distribution on the Preferred Stock, whether the distribution was paid out of our Tax E&P and therefore whether the distribution will be treated as a dividend for U.S. federal income tax purposes, we expect that a withholding agent will deduct and withhold U.S. tax at the applicable rate on all distributions that a Non-U.S. Holder receives on the Preferred Stock. If it is later determined that a distribution on the Preferred Stock was not a dividend, in whole or in part, a Non-U.S. Holder may be entitled to claim a refund of the U.S. tax withheld with respect to that portion of the distribution, provided that the required information is timely furnished to the IRS. As described above under “U.S. Holders—Information Reporting and Backup Withholding,” we will notify the holders of the Preferred Stock if we make a distribution on the Preferred Stock that was not a dividend (by either delivering a copy of IRS Form 8937 to holders of record or by posting a copy of the completed form on our website).

If a Non-U.S. Holder is entitled to an exemption from withholding or a reduction in the rate of withholding, such Non-U.S. Holder must provide to the payment agent, prior to payment of the affected dividends, a properly executed IRS form and must periodically update the information supplied on such form. In the case of a claimed exemption by reason of U.S. trade or business income, the required form is IRS Form W-8ECI (or any successor form specified by the IRS). In the case of a claimed exemption from or reduction in the rate of withholding on the grounds of an applicable income tax treaty, the required form is IRS Form W-8BEN (or any successor form specified by the IRS). A Non-U.S. Holder that claims benefits under an applicable tax treaty may also be required, in certain circumstances, to (a) obtain and to provide to the payment agent a U.S. taxpayer identification number and/or (b) demonstrate residence in a foreign jurisdiction by providing documentation issued by the government of such jurisdiction. Also, applicable Treasury regulations require special procedures for payments through qualified intermediaries.

Redemption or Disposition

Except as described below and under the foregoing discussion concerning backup withholding, gain realized by a Non-U.S. Holder on the redemption or disposition of the Preferred Stock generally will not be subject to U.S. federal income tax or withholding, unless:

•	the redemption proceeds are taxed as a dividend, as described under “U.S. Holders—Distributions” and “U.S. Holders—Redemption or Disposition”;

•	the gain is U.S. trade or business income;

•

subject to certain exceptions, the Non-U.S. Holder is an individual who holds our Preferred Stock as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; or

•

we are or have been a “U.S. real property holding corporation” for federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Preferred Stock and the Non-U.S. Holder’s holding period for the Preferred Stock unless the Preferred Stock is regularly traded on an established securities market and the Non-U.S. Holder holds no more than 5% of the outstanding Preferred Stock, directly or indirectly, during such period.

We believe that we have not been and are not currently a U.S. real property holding corporation, and we do not anticipate becoming such an entity in the future. However, we can give no assurance that we will not become a U.S. real property holding corporation. Accordingly, Non-U.S. Holders are urged to consult their tax advisors to determine the application of these rules to their disposition of the Preferred Stock.

Information Reporting Requirements and Backup Withholding

Information returns will be filed annually, on IRS Form 1042-S (“Foreign Person’s U.S. Source Income Subject to Withholding”), with the IRS and provided to each Non-U.S. Holder which state the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Preferred Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption.

The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements to avoid backup withholding as well.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Non-U.S. Holders of the Preferred Stock may be subject to U.S. withholding tax at a rate of 30% under sections 1471 through 1474 of the Code (commonly referred to as "FATCA"). This withholding tax may apply if a Non-U.S. Holder (or any foreign intermediary that receives a payment on a Non-U.S. Holder’s behalf) does not comply with certain U.S. informational reporting requirements. The payments potentially subject to this withholding tax include dividends on, and gross proceeds from the sale or other disposition of, the Preferred Stock. If FATCA is not complied with, the withholding tax described above will apply to dividends paid on or after January 1, 2014, and to gross proceeds from the sale or other disposition of the Preferred Stock on or after January 1, 2017.

These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA on their investment in the Preferred Stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT THAT INVESTOR’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE PREFERRED STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND OF ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

The company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the Preferred Stock. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of Preferred Stock indicated in the following table. Barclays Capital Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are the representatives of the underwriters.

Underwriters	Number of Shares of Preferred Stock
Barclays Capital Inc.	1,667
Citigroup Global Markets Inc.	1,667
Goldman, Sachs & Co.	1,667
J.P. Morgan Securities LLC	1,667
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,666
Morgan Stanley & Co. LLC	1,666

Total	10,000

The underwriters are committed to take and pay for all of the shares of Preferred Stock being offered, if any are taken.

Preferred Stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares of Preferred Stock sold by the underwriters to securities dealers may be sold at a discount of up to $550.0 per share from the initial public offering price. Any such securities dealers may resell any shares of Preferred Stock purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $250.0 per share. If all the shares of Preferred Stock are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the Preferred Stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The shares of Preferred Stock are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Preferred Stock but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Stock.

In connection with the offering, the underwriters may purchase and sell shares of Preferred Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of Preferred Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares of Preferred Stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Preferred Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Preferred Stock. As a result, the price of the Preferred Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Preferred Stock which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Preferred Stock shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Preferred Stock to the public” in relation to any shares of Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Preferred Stock in, from or otherwise involving the United Kingdom.

The Preferred Stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Preferred Stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The Preferred Stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Preferred Stock may not be circulated or distributed, nor may the shares of Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Preferred Stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Preferred Stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $0.5 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters act as lenders to the Company.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

Fred A. Robustelli, Associate General Counsel–Treasury of GECC, will provide an opinion regarding the validity of the securities for us and Davis Polk & Wardwell LLP, New York, New York will pass on the validity of the securities for the underwriters. Certain legal matters will be passed upon for us by Weil, Gotshal & Manges LLP. Mr. Robustelli beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE’s common stock.

EXPERTS

The consolidated financial statements and schedule of GECC as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 incorporated herein by reference from the Form 10-K filed by GECC on February 26, 2013, have been incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2012 consolidated financial statements contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities.

PROSPECTUS

General Electric Capital Corporation

Unsecured Debt Securities
Secured Senior Debt Securities
Preferred Stock
Delayed Delivery Contracts
Trust Preferred and Capital Securities
Support Obligations and Interests Therein

General Electric Capital Corporation may offer from time to time:

•	unsecured debt securities or secured senior debt securities;

•	preferred stock, par value $.01 per share, which may be issued in the form of depositary shares evidenced by depositary receipts;

•	delayed delivery contracts for the purchase or sale of certain specified securities;

•	trust preferred and capital securities; and

•	support obligations and interests therein, including unsecured guarantees and direct-pay letters of credit.

We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series or separate tranches within a series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our principal executive offices are located at 901 Main Avenue, Norwalk, CT, 06851-1168.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus.

These securities have not been approved by the SEC or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly to purchasers, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The date of this prospectus is December 5, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information on GECC.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information on GECC.”

You should rely on only the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GECC”, “we”, “us” and “our” refer to General Electric Capital Corporation.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 or in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information On GECC,” below.

WHERE YOU CAN FIND MORE INFORMATION ON GECC

GECC files annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available at our Internet site at http://www.gecapital.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the SEC on May 4, 2012, July 30, 2012 (as amended on July 31, 2012) and November 7, 2012, respectively;

•

our Current Report on Form 8-K, filed with the SEC on May 4, 2012, which contains our revised consolidated financial statements to reflect the merger of GECC into its former parent company, General Electric Capital Services, Inc., into GECC; and

•

our additional Current Reports on Form 8-K, filed with the SEC on January 20, 2012, February 22, 2012 April 6, 2012, April 20, 2012, May 16, 2012, June 12, 2012, July 20, 2012, July 27, 2012 and October 19, 2012.

You may request a copy of these filings (excluding certain exhibits to the documents) at no cost. Requests should be directed to Fred A. Robustelli, Associate General Counsel—Treasury, General Electric Capital Corporation, 201 High Ridge Road, Stamford, Connecticut 06927, Telephone No. (203) 961-5322.

FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference into this prospectus contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in the European sovereign debt situation; the impact of conditions in the financial and credit markets on the availability and cost of our funding and on our ability to reduce our asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan); pending and future mortgage securitization claims and litigation in connection with our U.S. mortgage business (WMC), which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; our ability to pay dividends to GE at the planned level; the level of demand and financial performance of the major industries we serve, including, without limitation, air transportation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; strategic actions, including acquisitions, joint ventures and dispositions and our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. Accordingly, we caution you against relying on forward-looking statements. We do not undertake to update our forward- looking statements.

THE COMPANY

General Electric Capital Corporation (GECC) was incorporated in 1943 in the State of New York under the provisions of the New York Banking Law relating to investment companies, as successor to General Electric Contracts Corporation, which was formed in 1932. Until November 1987, our name was General Electric Credit Corporation. On July 2, 2001, we changed our state of incorporation to Delaware. As of December 31, 2011, all of our outstanding common stock was owned by General Electric Capital Services, Inc. (GECS), formerly General Electric Financial Services, Inc., the common stock of which was in turn wholly-owned by General Electric Company (GE). Financing and services offered by GECC are diversified, a significant change from the original business of GECC, which was financing distribution and sale of consumer and other GE products. Currently, GE manufactures few of the products financed by GECC.

On February 22, 2012, our former parent, GECS, was merged with and into GECC. The merger simplified GE’s financial services’ corporate structure by consolidating financial services entities and assets within its organization and simplifying SEC and regulatory reporting. Upon the merger, GECC became the surviving corporation and assumed all of GECS’ rights and obligations and became wholly-owned directly by GE. GECC’s continuing operations now include the run-off insurance operations previously held and managed in GECS. References to GECS or GECC in this prospectus prior to February 22, 2012 relate to the entities as they existed prior to that date and do not reflect the February 22, 2012 merger.

We operate in five segments: Commercial Lending and Leasing, Consumer, Real Estate, Energy Financial Services and GE Capital Aviation Services. These operations are subject to a variety of regulatory regimes in their respective jurisdictions. Our operations are located in North America, South America, Europe, Australia and Asia.

GECC’s principal executive offices are located at 901 Main Avenue, Norwalk, Connecticut 06851-1168, and its telephone number is (203) 840-6300. At December 31, 2011, our employment totaled approximately 52,000.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We did not pay dividends on our preferred stock during the periods presented.

	Nine Months Ended September 30, 2012	Fiscal Year Ended
		December 31, 2011**	December 31, 2010**	December 31, 2009**	December 31, 2008**	December 31, 2007**
Ratio of earnings to fixed charges	1.61***	1.52x	1.13x	0.83x	1.26x	1.62x

*

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of earnings before income taxes, noncontrolling interest, discontinued operations and undistributed earnings of equity investees. Fixed charges consist of interest on all indebtedness and one-third of rentals, which we believe is representative of the interest factor of such rentals.

**	The ratio of earnings to fixed charges for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively, do not reflect the February 22, 2012 merger of GECS with and into GECC.

***	The ratio of earnings to fixed charges for the nine months ended September 30, 2012 reflects the February 22, 2012 merger of GECS with and into GECC from that date.

USE OF PROCEEDS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, we will add the net proceeds from the sale of the securities to which this prospectus and the prospectus supplement relate to our general funds, which we use for financing our operations. We can conduct additional financings at any time.

PLAN OF DISTRIBUTION

We may sell our securities on a continuous or delayed basis directly to purchasers, through agents, dealers and underwriters or through a combination of these methods.

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

•	Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•

If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities to the underwriters who offer at a specified price.

•

We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

•	The underwriters will use our prospectus supplement to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed contracts will be entitled to receive.

Unless otherwise provided in the prospectus supplement accompanying this prospectus, neither support obligations nor interests therein will be offered or sold separately from the underlying securities to which they relate. The underlying securities will be offered and sold under a separate offering document.

FINRA Regulations

GE Capital Markets Group, Inc. is an affiliate of GECC and may participate as a selling agent in the distribution of securities issued pursuant to this prospectus. Rule 5121 of the Financial

Industry Regulatory Authority, Inc. (“FINRA”) imposes certain requirements when a FINRA Member such as GE Capital Markets, Inc. distributes an affiliated company’s securities. As a result, we will conduct any offering in which GE Capital Markets, Inc. acts as a selling agent in compliance with the applicable requirements of Rule 5121. The maximum compensation we will pay to the selling agents or underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

SECURITIES OFFERED

Using this prospectus, we may offer unsecured debt securities, secured senior debt securities, preferred stock, delayed delivery contracts for the purchase or sale of certain specified securities and trust preferred and capital securities. In addition, we may issue unsecured guarantees and direct-pay letters of credit, including interests therein. We are registering these securities with the SEC using a “shelf” registration statement. This “shelf” registration statement allows us to offer any combination of these securities. Each time we offer securities, we must provide a prospectus supplement that describes the specific terms of the securities. The prospectus supplement may also provide new information or update the information in the prospectus. Such information may also be contained in a written communication from us or the agents.

As a well-known seasoned issuer under the rules of the SEC, we are permitted to and may add other securities to the registration statement and prospectus by subsequent amendment. Also we are able to add our subsidiaries and securities to be issued by them if we guarantee the securities.

Among the securities we may add to the registration statement and prospectus by subsequent amendment are preferred or capital securities issued by trusts we may organize (see “Description of Trust Preferred or Capital Securities” below).

DESCRIPTION OF DEBT SECURITIES

General

The description below of the general terms of the debt securities issued under this prospectus will be supplemented by the more specific terms in the applicable prospectus supplement. Specific terms of the debt securities may also be contained in a written communication from us or the agents.

Unless otherwise provided in a prospectus supplement to this prospectus:

•

the unsecured senior debt securities (the “unsecured senior debt securities”) will be issued pursuant to the Third Amended and Restated Indenture, between us and The Bank of New York Mellon, dated as of February 27, 1997, as supplemented by a Supplemental Indenture dated as of May 3, 1999, a Second Supplemental Indenture dated as of July 2, 2001, a Third Supplemental Indenture dated as of November 22, 2002, a Fourth Supplemental Indenture dated as of August 24, 2007, a Fifth Supplemental Indenture dated as of December 2, 2008 and a Sixth Supplemental Indenture dated as of April 2, 2009, or pursuant to the Third Amended and Restated Indenture, between us and The Bank of New York Mellon, dated as of February 28, 1997, as supplemented by a First Supplemental Indenture dated as of July 2, 2001 (collectively, the “unsecured senior indentures”);

•

the secured senior debt securities (the “secured senior debt securities” and, collectively with the unsecured senior debt securities, the “senior debt securities”) will be issued pursuant to an indenture to be executed upon the initial issuance of secured senior debt securities, between us and The Bank of New York Mellon as trustee (the “open secured senior debt indenture”), or pursuant to an indenture between us, The Bank of New York Mellon as trustee, and Wells Fargo Bank Northwest, N.A. as security trustee (the “closed secured senior debt indenture” and, together with the open secured senior indenture, the “secured indentures” and, the secured indentures together with the unsecured senior indentures, the “senior indentures”);

•	the subordinated debt securities will be issued pursuant to a Subordinated Debt Indenture, between us and The Bank of New York Mellon, dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005 (the “subordinated indenture”); and

•

the junior subordinated debentures will be issued pursuant to an Indenture for Subordinated Debentures, between us and The Bank of New York Mellon, dated as of September 1, 2006 (the “junior subordinated indenture” and, together with the unsecured senior indentures and the subordinated indenture, the “unsecured indentures,” and, together with the senior indentures and the subordinated indenture, the “indentures”).

References to section numbers in this section, unless otherwise indicated, are references to section numbers of the applicable indenture.

Ranking

The unsecured senior debt securities will be (i) unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness and (ii) effectively junior to the liabilities of our subsidiaries.

The secured senior debt securities will be (i) secured, (ii) senior to all of our unsecured and unsubordinated indebtedness to the extent of any security or collateral securing such debt securities and otherwise rank equally with all of our unsecured and unsubordinated indebtedness and (iii) effectively junior to the liabilities of our subsidiaries.

The subordinated debt securities and junior subordinated debentures offered by this prospectus will be (i) general unsecured obligations, (ii) rank subordinated and junior in right of payment, to the extent set forth in the subordinated indenture or the junior subordinated indenture, as applicable, to all Senior Indebtedness (as defined under the applicable indenture) and (iii) effectively junior to the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GECC’s rights and the rights of GECC’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the designation, the aggregate principal amount and the authorized denominations if other than the denominations set forth in the applicable indenture;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	whether the debt securities will be senior or subordinated obligations;

•	if the debt securities are secured senior debt securities, a description of the collateral and the terms and conditions of the security and realization provisions;

•	if the debt securities are subordinated debt securities or junior subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

•

if the debt securities are secured senior debt securities issued under the open secured senior debt indenture, whether the secured senior debt securities will or will not have the benefit of guarantees and the GECC subsidiaries that will be the initial guarantors of such secured senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

•	any deletions or modifications of or additions to the Events of Default and related remedies described below or the covenants of GECC set forth in the applicable indenture;

•	the currency, currencies or currency units in which we will make payments on the debt securities;

•

the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates, and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which such interest, if any, shall accrue, the dates on which such interest, if any, will be payable and the method of determining holders to whom interest shall be payable;

•	the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

•	the portion of the principal amount of the debt securities which shall be payable on declaration of acceleration of the maturity thereof, if other than as set forth in the indenture;

•	whether and under what circumstances GECC will pay additional amounts on the debt securities held by non-U.S. persons with respect to any taxes withheld;

•	if the debt securities are to be issuable in certificated form, the form and terms of such certificates;

•	the exchanges, if any, on which the debt securities may be listed;

•	the trustee under the indentures pursuant to which the debt securities are to be issued; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

In addition to the description of the debt securities in the prospectus supplement, you should refer to the detailed provisions of the indenture applicable to the debt securities, copies of which are filed as exhibits to the registration statement.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The related prospectus supplement will contain information on Federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we otherwise state in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register which will be kept by the trustee or another agent of GECC. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to such holder at the address specified in the register and will otherwise treat such registered holder as the owner of the debt security for all purposes.

Unless we describe other procedures in a prospectus supplement, a registered holder will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. The registered holder may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series in different denominations having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. Neither GECC nor the trustee will impose any service charge for any such transfer or exchange of a debt security, however, a registered holder may be required to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

Global Notes, Delivery and Form

We may issue some or all of the debt securities in the form of one or more Global Notes representing an entire issuance in book-entry form. Under the applicable book entry system, each Global Note will be registered to a depositary (a “Depositary”) or with a nominee for a Depositary identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a Global Note may not be transferred, except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. For purposes of this Prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

The specific terms of the depositary arrangement with respect to any debt securities to be represented by a Global Note will be described in the prospectus supplement.

Limitation on Mergers and Sales of Assets

The indentures generally permit a consolidation or merger between us and another entity. They also permits the sale or transfer by us of all or substantially all of our assets. These transactions are permitted if:

•

the resulting or acquiring entity, if other than us, is organized and existing under the laws of the United States of America or a State thereof and expressly assumes all of our obligations under the applicable indenture including the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the debt securities outstanding under such indenture; and

•

immediately after the transaction, we or any successor company are not in default in the performance of any covenant or condition under the applicable indenture, or in the case of the secured senior debt securities, under the closed secured senior debt indenture and the mortgage to be entered into between certain subsidiaries of GECC and the security trustee upon GECC’s entry into the closed secured senior debt indenture.

Upon any consolidation, merger, or transfer of this kind, the resulting or acquiring entity will be substituted for us in the applicable indenture with the same effect as if it had been an original party to such indenture. As a result, the successor entity may exercise our rights and powers under such indenture, and we will be released from further liabilities and obligations under such indenture and the related debt securities.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement. The indentures do not contain any provisions that:

•	limit our ability to incur indebtedness, or

•	provide protection in the event GE, as sole indirect stockholder of GECC, causes GECC to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

However, GECC does not currently intend to have more than $2.5 billion in aggregate principal amount of secured senior debt securities outstanding under the secured indentures.

Events of Default

Unsecured Senior Debt Securities

Each unsecured senior indenture defines an “Event of Default” with respect to any series of unsecured senior debt securities as any of the following, unless otherwise specified in the supplemental indenture or resolutions specifying the terms of the applicable series:

•	default in any payment of principal or premium, if any, on any unsecured senior debt security of such series;

•	default for 30 days in payment of interest on any unsecured senior debt security of such series;

•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the unsecured senior debt securities of such series;

•

default for 60 days after written notice to GECC from the trustee or from the holders of 25% in principal amount of all outstanding unsecured senior debt securities of the applicable series, in performance of any other covenant or agreement in respect of the unsecured senior debt securities of such series contained in such indenture, except defaults specifically dealt with elsewhere in Section 6.01;

•

default, as defined, with respect to any other series of unsecured senior debt securities outstanding under the relevant indenture or with respect to any other indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other series or such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such series of unsecured senior debt securities, or under such other indenture or instrument, as the case may be, shall be remedied, cured or waived by the remedying, curing or waiving of such other default under such other series or such other indebtedness);

•	certain events involving bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the instrument establishing such series or tranche of unsecured senior debt securities. (Section 6.01).

Each unsecured senior indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of unsecured senior debt securities does not necessarily constitute an Event of Default under any other series of unsecured senior debt securities. Each unsecured senior indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the unsecured senior debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08).

Each unsecured senior indenture provides that if any Event of Default occurs and is continuing with respect to any series of unsecured senior debt securities issued under such unsecured senior indenture, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding unsecured senior debt securities of such series may declare the principal, or in the case of discounted debt securities, a portion of the principal amount, of all such unsecured senior debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such unsecured senior debt securities then outstanding. The holders of a majority in aggregate principal amount of such unsecured senior debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of unsecured senior debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the unsecured senior debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the unsecured senior debt securities of such series. (Sections 6.01 and 6.07).

In each unsecured senior indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the trustee, we will pay to the trustee, for the benefit of the holder of any unsecured senior debt security in respect of which the Event of Default has occurred (or holders of any series of unsecured senior debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such unsecured senior debt security (or unsecured senior debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue Rate (as defined in the applicable unsecured senior indenture) applicable to any such unsecured senior debt security (or unsecured senior debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the trustee. (Section 6.02). The trustee or a holder may bring suit for the collection of amounts set forth in this paragraph.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the unsecured senior indentures at the request, order or direction of any holders of unsecured senior debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, each unsecured senior indenture provides that the holders of a majority in aggregate principal amount of the unsecured senior debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the unsecured senior debt securities of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07).

Secured Senior Debt Securities

Each secured senior debt indenture defines an “Event of Default” with respect to any series of secured senior debt securities issued thereunder as any of the following, unless otherwise specified in the supplemental indenture or resolutions specifying the terms of the applicable series:

•

default in any payment of principal or premium, if any, on secured senior debt securities of any series (including, in the case of the closed secured senior debt indenture, the failure to mandatorily redeem such secured senior debt securities to the extent required by, and in accordance with, the terms of the closed secured senior debt indenture);

•	default for 30 days in payment of interest on any secured senior debt security of such series;

•

default, for 60 days after written notice to GECC from the trustee or from the holders of 25% in principal amount of all outstanding secured senior debt securities of the applicable series, in performance of any other covenant or agreement in respect of the secured senior debt securities contained in the applicable secured senior debt indenture, other than such covenants or agreements as are specifically excluded for a particular series of secured senior debt securities;

•

default, as defined, with respect to any indenture or instrument evidencing or under which GECC has outstanding any indebtedness for borrowed money, as a result of which such other indebtedness of GECC shall have been accelerated and such acceleration shall not have been rescinded or annulled within 10 days after written notice thereof (provided however, that the resulting Event of Default with respect to such indebtedness for borrowed money may be remedied, cured or waived by the remedying, curing or waiving of such other default under such other indebtedness for borrowed money) (a “cross acceleration”) and, in each case, where the principal amount of any such indebtedness for borrowed money, together with the principal amount of any other such indebtedness for borrowed money under which there has been a cross acceleration, aggregates to more than the greater of $100.0 million and 10% of all such indebtedness for borrowed money of GECC and its consolidated subsidiaries then outstanding; or

•	certain events involving bankruptcy, insolvency or reorganization;

Other than the duties of the trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the secured senior debt indenture at the request, order or direction of any holders of secured senior debt securities issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the secured senior debt indenture provides that the holders of a majority in aggregate principal amount of the secured senior debt securities issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the secured senior debt securities. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07).

Subordinated Debt Securities

The subordinated indenture defines an “Event of Default” with respect to any series of subordinated debt securities as any of the following:

•	default in any payment of principal or premium, if any, on any subordinated debt securities of such series;

•	default for 30 days in payment of any interest, if any, on any subordinated debt securities of such series;

•	default in the making or satisfaction of any sinking fund payment or analogous obligation on the subordinated debt securities of such series;

•	certain events involving bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the applicable board resolutions or the instrument establishing such series of subordinated debt securities. (Section 6.01).

The subordinated indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the trustee may withhold notice to the holders of any series of subordinated debt securities issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series or in the making of any sinking fund installment or analogous obligation with respect to such series. (Section 6.08)

The subordinated indenture provides that if an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization occurs and is continuing with respect to a series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of such series may declare the principal, or in the case of discounted subordinated debt securities, a portion of the principal amount, of all such subordinated debt securities to be due and payable immediately. Under certain conditions such declaration may be annulled by the holders of a majority in principal amount of such subordinated debt securities then outstanding. The holders of a majority in aggregate principal amount of such subordinated debt securities then outstanding may also waive on behalf of all holders past defaults with respect to a particular series of subordinated debt securities except, unless previously cured, a default in payment of principal, premium, if any, or interest, if any, on any of the subordinated debt securities of such series, or the payment of any sinking fund installment or analogous obligation on the subordinated debt securities of such series. (Sections 6.01 and 6.07)

In the subordinated indenture, we agree that in case of an Event of Default pursuant to the first, second or third bullet points above, then, upon demand of the trustee, we will pay to the trustee, for the benefit of the holder of any subordinated debt security in respect of which the Event of Default has occurred (or holders of any series of subordinated debt securities in the case of the third bullet point above) the whole amount that then shall have become due and payable on any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above) for principal, premium, if any, and interest, if any, with interest upon the overdue principal and premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) upon the overdue installments of interest, if any, at the Overdue

Rate (as defined in the subordinated indenture) applicable to any such subordinated debt security (or subordinated debt securities of any such series in the case of the third bullet point above). In addition, we will pay to the trustee any further amount as shall be sufficient to cover costs and expenses of collection and any further amounts payable to the trustee. (Section 6.02). The trustee or a holder may bring suit for the collection of amounts set forth in this paragraph. The foregoing rights in respect of payment defaults do not, however, permit the acceleration of amounts scheduled to become due and payable, which remedy is limited as noted above to certain events involving bankruptcy, insolvency or reorganization.

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any holders of subordinated debt securities of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the subordinated indenture provides that the holders of a majority in aggregate principal amount of the subordinated debt securities of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the subordinated debt securities of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07)

Junior Subordinated Debentures

The junior subordinated indenture defines an “Event of Default with respect to any series of junior subordinated debentures:

•	default in the payment of principal upon any junior subordinated debenture of such series;

•

default for 30 days in the payment of any interest, including any additional interest, upon any junior subordinated debenture of such series, subject to deferral during any extension period and other than any interest that is due and payable solely by reason of a redemption of the junior subordinated debentures of such series;

•	certain events involving the bankruptcy, insolvency, or reorganization of GECC; or

•	any other event of default provided in the applicable board resolutions or the instrument establishing such series of junior subordinated securities. (Section 6.01)

The junior subordinated indenture requires us to deliver to the trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof. (Section 4.05). An Event of Default under one series of subordinated debt securities does not necessarily constitute an Event of Default under any other series of subordinated debt securities. The subordinated indenture provides that the trustee may withhold notice to the holders of any series of junior subordinated debentures issued thereunder of any default if the trustee considers it in the interest of such noteholders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the junior subordinated debentures of such series or in the making of any installment or analogous obligation with respect to such series. (Section 6.08)

The junior subordinated indenture provides that if an Event of Default occurs and is continuing with respect to any series of the junior subordinated debentures, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding junior subordinated debentures of such series may declare the principal of, and all accrued but unpaid interest, including additional interest, on the junior subordinated debentures to be due and payable immediately. Under certain circumstances, such declaration may be annulled by the holders of a majority in principal amount of such junior subordinated debentures then outstanding. The holders of a majority in aggregate principal amount of such junior subordinated debentures then outstanding may also waive on behalf of all holders past defaults with respect such junior subordinated debentures except, a default in payment of principal, premium, if any, or interest, including additional interest, if any, on such junior subordinated debentures, or the payment of any installment or analogous obligation on the junior subordinated debentures. (Sections 6.01 and 6.07)

Other than the duties of a trustee during a default, the trustee is not obligated to exercise any of its rights or powers under the junior subordinated indenture at the request, order or direction of any holders of junior subordinated debentures of any series issued thereunder unless such holders shall have offered to the trustee reasonable indemnity. (Sections 7.01 and 7.02). Subject to such indemnification provision, the junior subordinated indenture provides that the holders of a majority in aggregate principal amount of the junior subordinated debentures of any series issued thereunder at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee with respect to the junior subordinated debentures of such series. However, the trustee may decline to act if it, being advised by counsel, determines that the actions or proceedings so directed may be illegal or involve it in any personal liability. (Section 6.07)

Modification of the Indentures

Unsecured Indentures

In general, our rights and obligations and the rights of the holders under the above-referenced unsecured indentures may be modified if the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. However, each unsecured indenture provides that, unless each affected holder agrees, we cannot:

(a)	make any adverse change to any payment term of a debt security such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest or make a sinking fund payment;

•	reducing the interest rate or the amount of a sinking fund payment;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder; and

•	impairing any right of a holder to bring suit for payment;

(b)	reduce the percentage of the aggregate principal amount of debt securities needed to make any amendment to the unsecured indentures or to waive any covenant or default; and

(c)

make any change to the sections of the usecured indentures relating to waivers of past default or amendment to the unsecured indentures with the consent of the holders, except to increase the percentage of the aggregate principal amount of debt securities needed to waive past defaults or modify the unsecured indentures or to add additional non- modifiable and non-waivable provisions.

However, if we and the trustee agree, we can amend the unsecured indentures without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder.

Secured Indentures

Our rights and obligations and the rights of holders with respect to the modification of the closed secured senior indenture will be set forth in a prospectus supplement. Our rights and obligations and the rights of the holders under the above-referenced open secured senior debt indenture may be modified if the holders of not less than a majority in aggregate principal amount of the secured senior debt securities of each series affected by the modification (voting as a separate class) consent to it, unless otherwise specified in the terms establishing such series. However, the open secured senior debt indenture provides that, unless each affected holder agrees, we cannot:

(a)	make any adverse change to any payment term of the secured senior debt securities such as:

•	extending the maturity date;

•	extending the date on which we have to pay interest;

•	reducing the interest rate;

•	reducing the amount of principal we have to repay;

•	changing the currency in which we have to make any payment of principal, premium or interest;

•	modifying any redemption or repurchase right to the detriment of the holder; and

•	impairing any right of a holder to bring suit for payment;

(b)

reduce the percentage of the aggregate principal amount of outstanding secured senior debt securities needed to make any amendment to the open secured senior debt indenture or to waive any covenant or default; and

(c)

make any change to the sections of the open secured senior debt indenture relating to waivers of past default or amendment to the open secured senior debt indenture with the consent of the holders, except to increase the percentage of the aggregate principal amount of secured senior debt securities needed to waive past defaults or modify the secured senior debt indenture or to add additional non- modifiable and non-waivable provisions.

However, if we and the trustee agree, we can amend the open secured senior debt indenture without notifying any holders or seeking their consent if the amendment does not materially and adversely affect any holder of secured senior debt securities.

Subordination of the Subordinated Debt Securities

The subordination provisions applicable to a particular series or tranche of subordinated debt securities may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

The subordinated debt securities will be unsecured. The subordinated debt securities will be subordinate in right of payment to all our senior indebtedness. (Section 14.01 of the subordinated indenture).

The subordinated indenture defines “senior indebtedness” to mean:

•	the principal of, premium, if any, and interest on all indebtedness for money borrowed other than the subordinated debt securities;

•

obligations arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off balance sheet guarantees and direct credit substitutes);

•	obligations associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and

•	obligations for purchased money;

in each case, regardless of whether such indebtedness or obligations are outstanding on the date of execution of the subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

However, the term “senior indebtedness” will not include:

•

any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business, including instruments evidencing those liabilities;

•	any indebtedness, guarantee or obligation of ours which is expressly subordinate or junior in right of payment in any respect to any other indebtedness, guarantee or obligation of ours; or

•	any obligations with respect to any capital stock.

We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes, or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

There is no limitation on our ability to issue additional senior indebtedness. The senior debt securities constitute senior indebtedness under the subordinated indenture.

Under the subordinated indenture, no payment may be made by us on the subordinated debt securities and no purchase, redemption or retirement by us of any subordinated debt securities may be made in the event:

•	any senior indebtedness is not paid when due and payable, or

•	the maturity of any senior indebtedness is accelerated as a result of a default;

unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full. (Section 14.03 of the subordinated indenture).

In addition, the right to accelerate the subordinated debt securities upon an Event of Default is limited. Subordinated debt securities of a series can be accelerated, unless the principal of such series of subordinated debt securities shall have already become due and payable, in the event of an Event of Default arising from certain events involving bankruptcy, insolvency or reorganization, and the right to receive payment through an acceleration will not be available for any other Events of Default including, without limitation, failure to pay principal, interest or premium on the subordinated debt securities. (Section 6.01 of the subordinated indenture).

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, total or partial dissolution or bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of subordinated debt securities are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of subordinated debt securities would be entitled but for the subordination provisions of the subordinated indenture will be made to holders of the senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities and do not provide for the payment of principal prior to the maturity of all senior indebtedness). (Section 14.02 of the subordinated indenture).

If a distribution is made to holders of subordinated debt securities that, due to the subordination provisions, should not have been made to them, those holders of subordinated debt securities are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of the subordinated indenture).

After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, the rights of the holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness. (Section 14.05 of the subordinated indenture).

As a result of the subordination provisions contained in the subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of subordinated debt securities. It is important to keep this in mind if you decide to hold our subordinated debt securities.

GECC has substantial unsubordinated borrowings, the majority of which would fall within the definition of senior indebtedness. These borrowings are discussed in “Note 6—Borrowings and Bank Deposits” to GECC’s consolidated financial statements contained in GECC’s Quarterly Report on Form 10- Q for the quarter ended September 30, 2012. In addition, GECC’s derivative instruments are discussed in “Note 11—Financial Instruments” and GECC’s guarantees are discussed in “Note 11—Financial Instruments” and “Note 13—Variable Interest Entities” to such consolidated financial statements. These notes are incorporated herein by reference. GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Subordination of Junior Subordinated Debentures

The subordination provisions applicable to a particular series of junior subordinated debentures may differ from the following and, if so, such difference will be set forth in the applicable prospectus supplement.

The junior subordinated debentures will be unsecured. The junior subordinated debentures will be subordinate in right of payment to all our senior indebtedness.

The junior subordinated indenture defines “senior indebtedness” to mean:

•

the principal of, premium, if any, and interest on, all our indebtedness for money borrowed, excluding the junior subordinated debentures but including, without limitation, the subordinated notes (defined below);

•

obligations of ours arising from any guaranty, letter of credit or similar credit enhancement (including, without limitation, obligations arising from off-balance sheet guarantees and direct credit substitutes), except where such guaranty, letter of credit or enhancement provides for payment on the junior subordinated debentures or obligations of a trust or similar entity that are payable primarily from payments made on the junior subordinated debentures;

•	obligations of ours associated with derivative products such as interest rate and foreign exchange rate swaps, forward sales of interests in commodities, and similar arrangements; and

•	obligations of ours for purchased money,

in each case, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, and any deferrals, renewals or extensions thereof.

However, the term “senior indebtedness” will not include:

•

any accounts payable or other liability to trade creditors (other than those obligations referenced in the second and third bullet points under the definition of “senior indebtedness” above) arising in the ordinary course of business (including instruments evidencing such liabilities);

•	any indebtedness, guarantee or obligation of ours which is on parity in right of payment with or expressly subordinate or junior in right of payment to the junior subordinated debentures, or

•	any obligations with respect to any capital stock (including, without limitation, common and preferred stock).

We use the term “indebtedness for money borrowed” to include, without limitation, any obligation of ours for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation for the payment of the purchase price of property or assets.

We use the term “subordinated notes” to include all securities issued under (a) the Seventh Amended and Restated Fiscal and Paying Agency Agreement dated as of July 1, 2005 among GECC, GE Capital Canada Funding Company, GE Capital Australia Funding Pty. Ltd., GE Capital European Funding, GE Capital UK Funding, The Bank of New York Mellon (as successor to JP Morgan Chase Bank, N.A.) and as supplemented by the Supplemental Fiscal and Paying Agency Agreement dated September 15, 2005, or (b) the Amended and Restated Subordinated Debt Indenture, dated as of July 15, 2005, between GECC and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as trustee thereunder, in each case as amended from time to time (provided that the terms of the subordination of payments on amounts due and payable from available funds in such documentation is not altered in any material respect), and other subordinated securities on parity in right of payment with such subordinated notes.

There is no limitation on our ability to issue additional senior indebtedness or subordinated indebtedness that is senior to the junior subordinated debentures. The senior debt securities and the subordinated debt securities constitute senior indebtedness under the junior subordinated indenture.

Under the junior subordinated indenture, no payment may be made by us on the junior subordinated debentures and no purchase, redemption or retirement by us of any junior subordinated debentures may be made in the event:

•	any senior indebtedness has not been paid when due; or

•	the maturity of any senior indebtedness is accelerated as a result of a default;

unless, in either case, the default has been cured or waived and the acceleration has been rescinded or that senior indebtedness has been paid in full. (Section 14.03 of the junior subordinated indenture).

In the event we pay or distribute our assets to creditors upon a total or partial liquidation, total or partial dissolution or bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property, the holders of senior indebtedness will be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures are entitled to receive any payment and until the senior indebtedness is paid in full, any payment or distribution to which holders of junior subordinated debentures would be entitled but for the subordination provisions of the junior subordinated indenture will be made to holders of the senior indebtedness (except that the holders of junior subordinated debentures may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the junior subordinated debentures and do not provide for the payment of principal prior to the maturity of all senior indebtedness). (Section 14.02 of the junior subordinated indenture). Because of the subordination provisions, if we become insolvent, holders of senior indebtedness may receive more, and holders of the junior subordinated debentures having a claim thereunder may receive less, than our other creditors. This type of subordination will not prevent an Event of Default from occurring under the junior subordinated indenture.

If a distribution is made to holders of junior subordinated debentures that, due to the subordination provisions, should not have been made to them, those holders of junior subordinated debentures are required to hold it in trust for the holders of senior indebtedness and pay it over to them as their interests may appear. (Section 14.04 of the junior subordinated indenture).

After all senior indebtedness is paid in full and until the junior subordinated debentures are paid in full, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness. (Section 14.05 of the junior subordinated indenture)

As a result of the subordination provisions contained in the junior subordinated indenture, in the event of default or insolvency, our creditors who are holders of senior indebtedness are likely to recover more, ratably, than the holders of junior subordinated debentures. It is important to keep this in mind if you decide to hold our junior subordinated debentures.

GECC has substantial senior and subordinated borrowings, the majority of which would fall within the definition of senior indebtedness. These borrowings are discussed in “Note 6—Borrowings and Bank Deposits” to GECC’s consolidated financial statements contained in GECC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. In addition, GECC’s derivative instruments are discussed in “Note 11—Financial Instruments” and GECC’s guarantees are discussed in “Note 11—Financial Instruments” and “Note 13—Variable Interest Entities” to such consolidated financial statements. These notes are incorporated herein by reference. GECC may from time to time incur significant additional amounts of senior indebtedness in the form of obligations for purchased money.

Option to Defer Interest Payments on the Junior Subordinated Debentures

If so specified in the terms of a particular series of junior subordinated debentures, we would have the right, at any time and from time to time, to defer all payment of interest on outstanding junior subordinated debentures for such period as may be specified in accordance with the terms of such junior subordinated debentures (any such period, an “extension period”).

Restrictions on Certain Payments under the Junior Subordinated Indenture

If we have, or are deemed to have, exercised our option to defer payments of interest on the junior subordinated debentures, as described above under the heading “—Option to Defer Interest Payments on the Junior Subordinated Debentures,” or junior subordinated debentures remain outstanding and there has occurred and is continuing an Event of Default under the junior subordinated indenture, then we will not, and will not permit any subsidiary of ours to:

•	declare or pay dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment on or repurchase or redeem any other subordinated indebtedness of ours that ranks pan i passu with or junior in interest to the junior subordinated debentures; or

•

make any guaranty payments with respect to any subordinated guarantee of ours of the indebtedness of any subsidiary of ours if such guaranty ranks pan i passu with or junior in interest to the junior subordinated debentures.

However, during any period, including any extension period, we shall be permitted to:

•	declare or pay dividends or distributions in our common stock;

•	declare a dividend in connection with the implementation of a stockholders’ rights plan or issue stock under any such plan in the future or redeem or purchase any such rights pursuant thereto; and

•	purchase our common stock related to the issuance of our common stock or rights under any of our benefit plans for our directors, officers or employees.

In addition, where junior subordinated debentures of different series issued under the junior subordinated indenture are subject to extension periods terminating at different times or in other circumstances where the payment of deferred interest cannot be made simultaneously on all junior subordinated debentures subject to an extension period, we will be permitted to make payments of interest due on particular junior subordinated debentures at the end of the extension period with respect thereto, but only if the amounts (not yet due and payable) that will be required to be paid at the close of an extension period with respect to any other series of junior subordinated debentures have been deposited with the trustee and held for application when such amounts become due and payable.

In connection with the issuance of the junior subordinated debentures, GE has covenanted that, if we declare, pay or makes any dividend, distribution or other payment to GE or any of its subsidiaries during an extension period or when an Event of Default has occurred and is continuing, in either case in violation of the restrictions described above, for so long as such restrictions are in effect and are applicable to outstanding junior subordinated debentures issued under the junior subordinated indenture, GE shall promptly return, or cause the return, to us of all such dividends, distributions, and other payments. (Section 4.06 of the junior subordinated indenture).

Governing Law

The indentures and the debt securities are governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

We, GE and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as trustee under (i) the Third Amended and Restated Indenture with us dated as of February 27, 1997, as supplemented by a Supplemental Indenture with us dated as of May 3, 1999, a Second Supplemental Indenture with us dated as of July 2, 2001, a Third Supplemental Indenture with us dated November 22, 2002, a Fourth Supplemental Indenture dated as of August 24, 2007, a Fifth Supplemental Indenture dated as of December 2, 2008 and a Sixth Supplemental Indenture dated as of April 2, 2009 (ii) a Third Amended and Restated Indenture with us dated as of February 28, 1997, as supplemented by a First Supplemental Indenture with us dated as of July 2, 2001, (iii) a Subordinated Debt Indenture with us dated as of July 1, 2005, as amended and restated by an Amended and Restated Subordinated Debt Indenture with us dated as of July 15, 2005, (iv) an Indenture with us dated as of June 3, 1994, as amended and supplemented, and (v) an Indenture with us dated as of September 1, 2006, as supplemented. Upon the issuance of secured senior debt securities, we expect that The Bank of New York Mellon will act as trustee under either or both of (a) an indenture to be executed between us and The Bank of New York Mellon as trustee and (b) an indenture to be executed among us, The Bank of New York Mellon, as trustee, and Wells Fargo Bank Northwest, N.A. as security trustee. The Bank of New York Mellon also acts as trustee under certain other indentures with us. A number of our series of senior and subordinated unsecured notes are presently outstanding under each of the indentures referred to in clauses (i) through (v) above. Debt securities may be issued under any of the indentures referred to in clauses (i), (ii), (iii), (v), (a) and (b) above. The Bank of New York Mellon also acts as trustee under an indenture and subordinated indenture with GE.

DESCRIPTION OF THE PREFERRED STOCK

General

Our Board of Directors has authorized the issuance of preferred stock. The terms of the preferred stock will be stated and expressed in a resolution or resolutions to be adopted by our Board of Directors (or any duly authorized committee of the Board of Directors) consistent with our restated certificate of incorporation. The preferred stock, when issued and sold, will be fully paid and non-assessable and will have no pre-emptive rights.

As of the date of this prospectus, our capital stock as authorized by our sole common stockholder consists of:

•	4,166,000 shares of Common Stock, par value $14.00 per share, and

•	750,000 shares of Preferred Stock, par value $.01 per share.

As of the date of this Prospectus, we have 1,000 shares of Common Stock outstanding and 40,000 shares of Preferred Stock outstanding.

We will describe the particular terms of any series of preferred stock (including preferred stock issued in the form of depositary shares representing interests therein) being offered by use of this prospectus in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series;

•	the amount of liquidation preference, if any;

•	the dividend rights;

•	the dividend rate or rates (or method of determining the dividend rate);

•	the dates on which dividends shall be payable, the date from which dividends shall accrue and the record dates for determining the holders entitled to such dividends;

•	any redemption or sinking fund provisions;

•	any voting or liquidation rights;

•	any conversion or exchange provisions, the conversion or exchange price and any adjustments thereof; and

•	the date or dates on which such shares shall be convertible or exchangeable.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those terms in the prospectus supplement relating to that series of preferred stock. In addition to this summary, you should refer to our restated certificate of incorporation for the complete terms of preferred stock being offered.

We will specify the transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock in the prospectus supplement relating to that series.

Dividend Rights

If you purchase preferred stock being offered by this prospectus, you will be entitled to receive, when, and as declared by our board of directors, cash or other dividends at the rates, or as determined by the method described in, and on the dates set forth in, the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books on record dates determined by the board of directors. Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period. Dividends on the shares of preferred stock will accrue from the date on which we initially issue such series of preferred stock or as otherwise set forth in the prospectus supplement relating to such series. The prospectus supplement relating to a series of preferred stock will describe any adjustments to be made, if any, to the dividend rate in the event of certain amendments to the Internal Revenue Code of 1986, as amended, with respect to the dividends-received deduction.

The dividend payment dates and the dividend periods with respect to our preferred stock will be described in the prospectus supplement relating to such series of our preferred stock.

We may not declare any dividends on any shares of common stock, or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any shares of common stock or make any distribution in respect thereof, whether in cash or property or in obligations or our stock, other than common stock unless:

•	full cumulative dividends shall have been paid or declared and set apart for payment on all outstanding shares of preferred stock and other classes and series of our preferred stock; and

•	we are not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of our preferred stock.

In the event we have outstanding shares of more than one series of our preferred stock ranking equally as to dividends and dividends on one or more of such series of preferred stock are in arrears, we are required to make dividend payments ratably on all outstanding shares of such preferred stock in proportion to the respective amounts of dividends in arrears on all such preferred stock to the date of such dividend payment. You will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on shares of the preferred stock you own. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

Liquidation Rights

In the event of our liquidation, either voluntary or involuntary, dissolution or winding-up, we will be required to pay the liquidation preference specified in the prospectus supplement relating to those shares of preferred stock, plus accrued and unpaid dividends, before we make any payments to holders of our common stock or any other class of our stock ranking junior to that preferred stock. If we do not have sufficient assets to pay the liquidation preference, plus accrued and unpaid dividends, on all classes of preferred stock that rank equally upon liquidation, we will pay holders of the preferred stock proportionately based on the full amount to which they are entitled. Other than their claims to the liquidation preference and accrued and unpaid dividends, holders of preferred stock will have no claim to any of our other remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs, if that transaction does not impair the voting power, preferences or special rights of the holders of shares of preferred stock.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters which arise at any meeting of shareholders. Holders of preferred stock being offered by this prospectus will not be entitled to vote, except as set forth below, in a prospectus supplement or as otherwise required by law.

With respect to our Preferred Stock, in the event that six quarterly dividends (whether or not consecutive) payable on any series of our preferred stock shall be in arrears, the holders of each series of our Preferred Stock, voting separately as a class with all other holders of Preferred Stock with equal voting rights, shall be entitled at our next annual meeting of stockholders (and at each subsequent annual meeting of stockholders), to vote for the election of two of our directors, with the remaining directors to be elected by the holders of shares of any other class or classes or series of stock entitled to vote therefor. Until the arrears in payments of all dividends which permitted the election of such directors shall cease to exist, any director who has been so elected may be removed at any time, either with or without cause, only by the affirmative vote of the holders of the preferred stock at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may be filled by the vote of such holders. The holders of shares of our Preferred Stock shall no longer be entitled to vote for directors once the past due dividends have all been paid unless dividends later become in arrears again. Once the past due dividends have all been paid, then the directors elected by the preferred stockholders will no longer be directors.

We may not take certain actions without the consent of at least 66 2/3% of the shares of our Preferred Stock, voting together as a single class without regard to series. We need such 66 2/3% consent to:

•

create any class or series of stock with preference as to dividends or distributions of assets over any outstanding series of our Preferred Stock (other than a series which has no right to object to such creation); or

•

alter or change the provisions of our restated certificate of incorporation so as to adversely affect the voting power, preferences or special rights of the holders of shares of our Preferred Stock; provided, however, that if such creation or such alteration or change would adversely affect the voting power, preferences or special rights of one or more, but not all, series of our Preferred Stock at the time outstanding, consent of the holders of shares entitled to cast at least two-thirds of the votes entitled to be cast by the holders of all of the shares of all such series so affected, voting as a class, shall be required in lieu of the consent of all holders of two-thirds of our Preferred Stock at the time outstanding.

The prospectus supplement relating to a series of preferred stock will further describe the voting rights, if any, including the number of or proportional votes per share.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock being offered is subject to redemption, in whole or in part, whether at our option or mandatorily or otherwise and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock being offered, including the redemption dates and the redemption prices for that series will be set forth in the prospectus supplement.

If we fail to pay dividends on any series of preferred stock we may not redeem that series in part and we may not purchase or otherwise acquire any shares of such series other than by a purchase or exchange offer made on the same terms to holders of all outstanding shares of such series.

Conversion Rights

No series of preferred stock will be convertible into our common stock.

DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement.

Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED OR CAPITAL SECURITIES

One or more trust entities which we would create for that purpose may issue from time to time their “preferred” or “capital” securities. We would own the common interests in the trusts and our employees would administer them. The proceeds of the sale of a trust’s securities would be used to purchase debt securities we would issue to the trust. These securities would likely be subordinated debt securities. Interest and other payments by us under the subordinated debt securities would be the trust’s sole source of revenue. We would also guarantee payments on the trust’s securities to the extent it had funds on hand available for the purposes at that time. If we determine that trust securities will be issued, this registration statement will be amended to add the trust or trusts as registrants, to provide additional information with respect to the trust securities, the debt securities to be issued to the trust and the guarantees. The trust agreement and guarantee forms would also be filed as exhibits.

DESCRIPTION OF SUPPORT OBLIGATIONS AND INTERESTS THEREIN

General

Support obligations issued under this prospectus may include guarantees and letters of credit that are issued in connection with, and as a means of underlying credit support for, any part of a fixed or contingent payment obligation of primary securities issued by third parties. The issuers of the primary securities may or may not be affiliated with us. A holder of a primary security will also hold uncertificated interests in the related support obligation, representing the credit enhancement of the holder’s primary security afforded by the related support obligation.

The terms and conditions of any support obligations and related interests will be determined by the terms and conditions of the related underlying securities, and may vary from the general descriptions set forth below. A complete description of the terms and conditions of any support obligations and related interests issued pursuant to this prospectus will be set forth in the accompanying prospectus supplement. Any support obligations will be issued pursuant to an Indenture, between us and the Bank of New York Mellon, dated as of June 3, 1994, as supplemented by a First Supplemental Indenture dated as of February 1, 1997 and a Second Supplemental Indenture dated as of July 2, 2001.

Unless otherwise specified in the applicable prospectus supplement, any support obligations and related interests will be unsecured and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness. The terms of a particular support obligation may provide that a different support obligation may be substituted therefor, upon terms and conditions described in the applicable prospectus supplement, provided that such substitution is carried out in conformity with the Securities Act of 1933 and the rules and regulations thereunder. Unless otherwise specified in the accompanying prospectus supplement, each support obligation will be governed by the laws of the State of New York. No document or instrument will (i) limit the amount of support obligations or interests that may be issued, or (ii) contain any provisions that limit our ability to incur indebtedness or that afford holders of support obligations or interests protection in the event GE, as our ultimate stockholder, causes us to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

Guarantees

Guarantees that we issue from time to time under this prospectus for the benefit of holders of specified underlying securities will generally include the following terms and conditions, plus any different or additional terms specified in the accompanying prospectus supplement.

The guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the issuer of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GECC, the issuer of the applicable underlying security or otherwise.

Letters of Credit

The direct-pay letters of credit we issue from time to time under this prospectus relating to specified underlying securities shall include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

Any letter of credit will be our direct-pay obligation issued for the account of the holders of the applicable underlying securities or, in certain cases, an agent acting on behalf of the issuer of the applicable underlying securities or a trustee acting on behalf of the holders. The letter of credit will be issued in an amount that corresponds to principal and, if applicable, interest and other payments payable with respect to the applicable underlying securities. Drawings under the letter of credit will reduce the amount available under the letter of credit, but drawings of a recurring nature (such as interest) will automatically be reinstated following the date of repayment provided that the letter of credit has not otherwise expired.

The letter of credit will expire at a date and time specified in the accompanying prospectus supplement, and will also expire upon the earlier occurrence of certain events, as described in the accompanying prospectus supplement.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. As a result of our business, we and our current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available, including, without limitation, the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption ‘). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fred A. Robustelli, Associate General Counsel—Treasury and Assistant Secretary, will provide an opinion regarding the validity of the securities for us. Mr. Robustelli beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE’s common stock.

EXPERTS

The consolidated financial statements and schedule of GECC as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 incorporated herein by reference from the Form 8-K filed by GECC on May 4, 2012 have been so incorporated by reference herein in reliance upon the report, also incorporated by reference herein, of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph stating that, as discussed in Note 1 to the consolidated financial statements, GECC, in 2010, changed its method of accounting for consolidation of variable interest entities and, in 2009, changed its method of accounting for impairment of debt securities, business combinations and noncontrolling interests.

10,000 Shares

General Electric Capital Corporation

Fixed-to-Floating Rate Non-Cumulative
Perpetual Preferred Stock, Series C

Prospectus Supplement

May 29, 2013

Joint Book-Running Managers

Barclays
BofA Merrill Lynch
Citigroup
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley